Exhibit 99.5

Email to All Genentech Employees

As a follow up to Dan's exciting news this morning, I wanted to share with you a few of my thoughts on the proposed acquisition of InterMune.

InterMune
You may already be familiar with InterMune. Based less than five miles away in Brisbane, the company was founded in 1988 and is focused on pulmonology and fibrotic diseases. They have about 450 employees worldwide currently. The company shares many of our values as well as a focus on employees, patients and innovative science. Their lead medicine, pirfenidone, is a first-in-class treatment for idiopathic pulmonary fibrosis (IPF). This medicine has already been approved in Canada and the EU. In the U.S., pirfenidone was granted breakthrough designation in July 2014 and the PDUFA date is November 23, 2014.

Unmet Need
IPF is a progressive, irreversible and ultimately fatal disease characterized by progressive loss of lung function due to fibrosis, or scarring, in the lungs. The median survival is 2 to 3 years with close monitoring, oxygen inhalation and mechanical ventilation. In the U.S., the prevalence of IPF is estimated to be between 14-63 cases per 100,000 population and the incidence is estimated to be between 7-17 cases per 100,000 population (Nalysnyk et al 2012). Bringing this new treatment to patients with this devastating disease supports our purpose of doing now what patients need next.

Data
More than 1,300 people participated in the three Phase 3 studies conducted by InterMune. Results of the first two studies (CAPACITY 1 and CAPACITY2) trials were inconsistent, which led to the third trial called ASCEND. The ASCEND trial results, which were published in The New England Journal of Medicine May 2014, showed that treatment with pirfenidone led to a 47.9% reduction versus placebo in the proportion of patients who had a ≥10% decline in forced vital capacity (FVC) or death. Additionally, the secondary endpoints demonstrated first that fewer patients in the pirfenidone group (25.9%) experienced a decrease of 50m or more in 6 minute walk distance than in the placebo group (35.7%) and, second, a reduced risk of death or disease progression by 43%. A pre-specified pooled analysis of data from both CAPACITY trials and the ASCEND study at 52 weeks showed that the risk of all-cause mortality was reduced by 48% in the pirfenidone group compared to the placebo group.

Aligned with our Product Line and Development Pipeline
Having access to pirfenidone allows us to complement our respiratory portfolio beyond Xolair and Pulmozyme, both in the U.S. and globally. Our vision is that Genentech’s expertise in this therapeutic area will help support a successful launch of pirfenidone in the U.S. and that we will be able to leverage Roche's global commercial expertise outside of the U.S. It also aligns with our development strategy in this area. In addition to pirfenidone, InterMune has other research programs exploring new targets and pathways in the area of IPF and other serious fibrotic diseases. We will be evaluating these molecules through our regular portfolio review process.

Next Steps
For the immediate future, the focus is on completing the deal, welcoming our new colleagues from InterMune and gaining FDA approval of pirfenidone. InterMune's sales force will launch the product in the U.S. Steve Krognes is forming the integration steering committee and leading its efforts to ensure a successful integration of InterMune with Genentech and Roche.

I hope you are as excited as I am by this news, which exemplifies our strategy of supplementing our own internal innovation with strategic acquisitions. I look forward to meeting the InterMune employees tomorrow during a Town Hall meeting in Brisbane and will share more details on the way forward as the committee is formed and decisions are made. In the meantime, given that we recently went through a similar integration, I know you will give the InterMune employees your best welcome and support when you meet them in the coming months.

Ian

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING COMMON STOCK OF INTERMUNE HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL INTERMUNE COMMON STOCK. THE SOLICITATION AND OFFER TO BUY INTERMUNE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, ROCHE AND KLEE ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF ROCHE, WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND THEREAFTER, INTERMUNE WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE,

SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY ROCHE AND INTERMUNE WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ROCHE AND INTERMUNE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMEDNATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY INTERMUNE AT WWW.INTERMUNE.COM.